Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273837

CAZ STRATEGIC OPPORTUNITIES FUND
(the “Fund”)

Class A Shares, Class D Shares, Class E Shares, Class F Shares, Class I Shares and Class R Shares

Supplement dated June 5, 2025 to the
Prospectus dated September 23, 2024

This supplement updates certain information contained in the Prospectus effective immediately. Please review this important information carefully.

Each prospective investor in the Fund will not be required to certify that he or she is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended. All references to “accredited investor” and related investor qualification criteria are hereby deleted in the Prospectus.

This Supplement should be retained with your Prospectus for future reference.